POWER OF ATTORNEY
The undersigned, a director of Ferro Corporation (the ?Company?), hereby constitutes and appoints the incumbents from time to time of the offices of Chief Financial Officer, General Counsel, and Treasurer of the Company, and each of them, as his attorney with full power of substitution and resubstitution, for and in his name, place and stead, to sign and file with the Securities and Exchange Commission (the ?SEC?) and the New York Stock Exchange (the ?NYSE?) any and all Forms 3, 4 and 5 required to be filed with the SEC and/or the NYSE by the undersigned, with full power and authority to do so and to perform any and all acts and things whatsoever requisite and necessary to be done in the premises, hereby ratifying and approving the acts of such attorney or any such substitute.

/s/ Gregory E. Hyland
Gregory E. Hyland
Dated: December 11, 2009